Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

March 18, 2016

SEARS HOLDINGS ENTERS INTO

PLAN PROTECTION ARRANGEMENT WITH PBGC

HOFFMAN ESTATES, Ill., – Sears Holdings Corporation (the “Company”) (NASDAQ: SHLD) today announced that it has entered into a five-year pension plan protection and forbearance agreement (the “Definitive Agreement”) with the Pension Benefit Guaranty Corporation (“PBGC”) implementing the terms of the previously announced term sheet, dated as of September 4, 2015, entered into by the Company and PBGC. Pursuant to the Definitive Agreement, the Company will continue (as it has since at least 2006) to protect, or “ring-fence,” pursuant to customary covenants, the assets of certain special purpose subsidiaries (the “Relevant Subsidiaries”) holding real estate and/or intellectual property assets.

Also under the Definitive Agreement, the Relevant Subsidiaries have granted PBGC a springing lien on the ring-fenced assets, which lien will be triggered only by (a) failure to make required contributions to the Company’s pension plan (the “Plan”), (b) prohibited transfers of ownership interests in the Relevant Subsidiaries, (c) termination events with respect to the Plan, and (d) bankruptcy events with respect to the Company or certain of its material subsidiaries.

The Company will continue to make required contributions to the Plan, the scheduled amounts of which are not affected by the Definitive Agreement. The Company has consistently managed its business such that it is able to meet its obligations to the Plan despite the historically unprecedented low interest rate environment. Although the Company believes that no basis exists under ERISA for an involuntary or distress termination of the Plan, PBGC has further agreed to forbear from initiating an involuntary termination of the Plan, except upon the occurrence of specified conditions.

“Concluding this agreement is another positive step forward for the Company; it preserves the Company’s operational and financial flexibility to continue with the transformation and provides meaningful protections to the PBGC.” said Edward S. Lampert, Sears Holdings’ Chairman and Chief Executive Officer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Definitive Agreement with the PBGC. The Company cautions that these forward-looking statements are subject to risks, uncertainties and assumptions, many of which are beyond its control, that may cause actual results to differ materially from those indicated in the forward-looking statements. Additional information concerning other factors is contained in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2016 and subsequent filings with the SEC. The Company intends the forward looking statements to speak only as of the time made and, except as required by law, do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

###